Exhibit 10.1
Certain identified information has been excluded from the exhibit because it is both not material and would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT
This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), dated as of OCTOBER 11, 2023 (“Effective Date”), is entered into by between COMSTOCK FUELS CORPORATION (“Licensee”), with its office located at 117 American Flat Road, Virginia City, Nevada 89440 and RENFUEL K2B AB, and its affiliates, having a registered address of Box 5845, SE-102 48, Stockholm, Sweden, and with a facility at Rapsgatan 25 SE-754 50, Uppsala, Sweden (“Licensor” and, together with Licensee, sometimes referred to individually herein as a “Party” and, collectively, as the “Parties”).
WHEREAS Licensee is in the business of developing, commercializing, and licensing technologies that convert lignocellulosic biomass into renewable fuels and renewable fuel precursor products, including, without limitation, “Biorefining Processes” as generally described in Schedule A hereto (“Comstock Background Intellectual Property”), which involve novel variations of so-called organosolv and similar processes in which one or more solvents are used to dissolve lignocellulosic biomass into a mixture of derivatives of cellulose, hemicellulose, lignin, extractives, and other applicable components, to produce (i) cellulosic pulp (“Cellulosic Pulp”), for use in producing sugar (“Cellulosic Sugar”) and ethanol (“Cellulosic Ethanol”), and (ii) a mixture of hydrophobic derivatives of hemicellulose, lignin, extractives (“Crude Bioleum”), and Licensee designs and deploys integrated biorefineries and other facilities based on its technologies to produce renewable fuels and other products from lignocellulosic biomass on behalf of third-party customers.
WHEREAS Licensor owns exclusive rights to Licensed Intellectual Property (as defined below), including processes for the catalytic esterification of free fatty acids with kraft lignin, hydrolysis lignin, and conventional organosolv lignin derivatives (“Conventional Lignin”) to form an esterified derivative (“Conventional Lignin Oil”), and Licensor uses its expertise and research and development facility to provide related development and other support services for Licensor’s licensees and other third parties.
WHEREAS Licensee desires to directly and/or indirectly use the Licensed Intellectual Property to esterify free fatty acids with (i) Conventional Lignin to produce Conventional Lignin Oil and (ii) Crude Bioleum to produce a novel esterified derivative of Licensee’s Biorefining Processes (“Bioleum Oil”), in each case for the purpose of subsequent hydrodeoxygenation to remove oxygen and form a hydrodeoxygenated oil product for sale as a feedstock for hydrotreatment facilities (“HBO”).
WHEREAS Licensee desires to obtain, and Licensor is willing to grant to Licensee, an exclusive license under the Licensed Intellectual Property, including, without limitation, the Licensor Patent Rights and Licensor Know-How, on the terms hereinafter set forth.
NOW, THEREFORE, for and in consideration of the foregoing as well as the faithful performance by each Party hereto of the obligations and covenants herein contained on their part to be performed, the Parties hereto agree as follows:
Section 1.    Definitions
Capitalized terms as used in this Agreement shall have the meanings set forth below:
Affiliate shall mean any Person directly or indirectly controlling, controlled by or under common control with the specified Party or Person. For purposes of this definition, the term control including the terms controlling, controlled by and under common control with means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.
Control, Controls or Controlled means, with respect to any Patents or Know-How, the possession (whether by ownership, license or sublicense, other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) by a Party of the ability to assign or grant to the other Party the licenses, sublicenses or rights to access and use such Patents or Know-How as provided for in this Agreement, without (a) violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use and (b) paying any consideration to any Third Party. Further notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patents or Know-How that are owned or in-licensed by an Acquirer or Person acquired by that Party (“Acquiree”) except (i) with respect to any such Patents or Know-How arising from active participation by employees or consultants of the Acquirer or Acquiree in the performance of this Agreement after such change of Control and (ii) to the extent that any such Patents or Know-How are used in the performance of this Agreement by or on behalf of the Party after such change of Control.

Cover, Covering or Covered with respect to a product or method, means that, but for a license granted to a Person under the Licensor Patent Rights, the manufacture, use, sale, offer for sale or importation of such product or practice of such method, in the relevant field and territory by or on behalf of such Person would infringe a Valid Claim or, in the case of a Patent that is a patent application, would infringe such Valid Claim if such Valid Claim was in an issued Patent.
Field of Use means all applications involving renewable fuels.
Developments means all Intellectual Property made, invented, developed, created, conceived, or reduced to practice after the Effective Date solely by or jointly with Licensor, Licensee, one or more Affiliates, or other third parties.
Intellectual Property means any and all intellectual property and associated rights whether registered or unregistered including, without limitation: patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), utility models, industrial models, statutory invention registrations, invention disclosures, designs, design models, know-how, copyrights and associated rights, copyrightable works, copyright registrations, applications for copyright registration, mask works, mask work registrations, applications for mask work registration, trade secrets, Confidential Information, moral rights, computer software, data collections and databases, and any other intellectual property or proprietary rights eligible for protection under the laws of any country, state, or jurisdiction including registrations, applications, certificates of invention, divisionals, divisions, continuations, continuations-in-part, patents of addition, provisional applications, reissues, renewals, extensions, certificates of reexamination, foreign counterparts, international counterparts, and extensions of such rights, but exclusive of any trademarks.
Know-How means any currently or hereafter-existing algorithms, analytical data and procedures, assembly procedures, codes, computer programs, concepts, Confidential Information, data and results, database rights, designs, drawings, experiences, formulae, formulations, ideas, information, ingredients, instructions, knowledge, manufacturing data and procedures, methods, methods, processes, techniques, notes, operations, plans, practices, procedures, process engineering information, process sheets, processes, recipes, sketches, skills, software, specifications, supplier and sourcing information, technical assistance, technical information, techniques, technology, tolerances, trade secrets, and the like, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed. And all intellectual property rights pertaining thereto. The term Know-How shall also be construed to mean any and all Developments, whether conceived or reduced to practice solely or jointly with one or more third parties.
Licensed Facility(ies) means any facility for use in the Field of Use and Territory that (a) is Covered by a Valid Claim, or
(b) otherwise uses or incorporates the Licensor Know-How.
Licensed Product(s) means any product, service, method or process for use in the Field of Use that (a) is Covered by a Valid Claim, or (b) otherwise uses or incorporates the Licensor Know-How.
Licensed Intellectual Property shall mean, collectively, the Licensor Patent Rights and the Licensor Know-How, including, without limitation, one or more products, services, systems, methods, materials, compositions, components, apparatuses, and/or processes relating to the Field of Use.
Licensee Affiliate shall mean an Affiliate in which Licensee owns at least 51% of the Affiliate’s voting securities.
Licensor Know-How shall mean all Know-How that (a) is Controlled by Licensor as of the Effective Date or (b) comes into Licensor’s Control during the Term, in each case ((a) and (b)), to the extent such Know-How relates to the Field of Use.
Licensor Patent Rights shall mean all Patents that (a) are Controlled by Licensor as of the Effective Date or (b) come into Licensor’s Control during the Term, in each case ((a) and (b)), to the extent such Patents relate to the Field of Use, including, without limitation, those patents and patent applications set forth in Schedule B hereto and any patents (including but not limited to any continuation, continued prosecution, continuation-in-part, division, reissue, extension, reexamination or substitution) that issue therefrom or otherwise claims priority thereto, and all foreign counterparts that issue therefrom or otherwise claim priority thereto.
Losses means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.
Patents means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part,

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provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
Person means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
Production Income means net profit produced by Licensee or any Licensee Affiliate from sales of Conventional Lignin Oil, Bioleum Oil, and HBO deriving therefrom, in each case to the extent it is a Licensed Product.
Related Party means, with respect to a Party, any of its Affiliates and permitted (sub)licensees.
Royalty Income means gross cash royalty and/or license fees received by Licensee or any Licensee Affiliate under Third Party license and/or sub-license agreements covering sales of Conventional Lignin Oil, Bioleum Oil, and HBO deriving therefrom, in each case to the extent it is a Licensed Product.
Territory means North America, Central America, and South America.
Third Party means any Person other than the Parties and their respective Affiliates.
Valid Claim means (i) a claim of an issued and unexpired patent included within the Licensor Patent Rights, which has not been dedicated to the public, disclaimed, abandoned or held permanently revoked, unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a pending claim of any pending Patent application is being prosecuted in good faith and that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that if a particular claim has not issued within seven (7) years of its priority date, it will not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.
Section 2.    Grant of License

2.1    Scope of Grant. Licensor hereby grants, and Licensee hereby accepts, an EXCLUSIVE (even as to Licensor) right and license under the Licensed Intellectual Property, with the right to sublicense through multiple tiers, to the extent necessary to develop, make, have made, import, use, offer for sale, and sell Licensed Products, or to practice any method or process, in the Field of Use in the Territory; and a NON-EXCLUSIVE right and license under the Licensed Intellectual Property, with the right to sublicense through multiple tiers, to the extent necessary to sell Licensed Products in the Field of Use outside of the Territory (the “License”). Licensee shall be entitled to register the herein granted License in patent registries in the Territory, and Licensor shall assist with such registration to the extent necessary, including but not limited to by executing all documents necessary to this effect. For avoidance of doubt, nothing stated in this Agreement shall in any way limit (i) the ability of Licensee and/or any of its sub-licensees from selling Conventional Lignin Oil, Bioleum Oil, and/or HBO deriving therefrom that is produced in the Territory throughout the world; and (ii), the ability of Licensor and/or any of its sub-licensees from selling Conventional Lignin Oil and/or HBO deriving therefrom that is produced outside of the Territory throughout the world.
2.2    Disclosure of Licensor Know-How. Following the Effective Date, Licensor will promptly provide to Licensee any and all Licensor Know-How and other now- and hereinafter-existing Licensed Intellectual Property and other reasonably necessary information, including without limitation all documentation, technical assistance, materials, and cooperation by appropriate employees of Licensor as Licensee may reasonably require, regardless of whether or not any such Licensed Intellectual Property or information was developed by or jointly with Third Parties, in sufficient detail, whether reasonably requested by Licensee or not, to enable Licensee to use, practice, sublicense, continuously maximize, and optimize the use of the Licensed Intellectual Property during the Term of this Agreement.
2.3    Sublicenses. Each sublicense granted by Licensee pursuant to this Agreement, will be pursuant to a written agreement. Each written agreement that contains such a sublicense will contain provisions necessary for Licensee to comply with its obligations under this Agreement.
Section 3.    Consideration

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3.1    Royalty Fees. Licensee shall pay to Licensor royalty fees in the amounts set forth in Schedule C hereto based on Production Income and Royalty Income (“Royalty Fees”). Notwithstanding anything to the contrary in this License Agreement, the Royalty Fees due are not consideration for any services that may be provided to Licensee by Licensor nor are such Royalty Fees refundable in any manner or otherwise subject to reduction or setoff of any kind, including for any breach by Licensor hereunder or any breach by Licensor of any other agreement with Licensee or any other reason.
3.2    Commercialization Milestone. Licensee shall be required to spend a minimum of $250,000.00 USD per quarter (“Commercialization Costs”) on commercially reasonable research, development, and commercialization activities with the Licensed Intellectual Properties in the Field of Use (“Commercialization Activities”), commencing January 1, 2024 (“Commencement Date”), and continuing at least until the date on which commercial sales of Licensed Products by Licensee or any sublicensee has commenced (“Commercialization Milestone”). Licensee shall have the right but not the obligation to continue to incur Commercialization Costs and engage in Commercialization Activities upon satisfaction of the Commercialization Milestone.
3.2.1    Qualified Commercialization Costs. For avoidance of doubt, any spending by Licensee in the Field of Use shall qualify as Commercialization Costs, including, without limitation, (i) capital expenditures, (ii) costs of sales and operating expenses, and (iii) any purchase by Licensee of equity and/or debt issued by Licensor or any Licensor Affiliate.
3.2.2    Failure to Pay. If any portion of the Commercialization Costs (i) are not timely paid and (ii) are not subsequently paid on or before the first anniversary of the date on which the unpaid Commercialization Costs were not paid (the “Active Investment Period”), then Licensee shall have the right to change the EXCLUSIVE portion of the scope of the License granted hereunder to NON-EXCLUSIVE (“Scope Change”) upon issuance of reasonable written notice to that effect to Licensee (“Section 3.2.2 Notice”).
3.2.3    Shelving. If Licensee has complied in all respects with the terms hereof, but (i) ceases to engage in any Commercialization Activities during any consecutive twelve-month period after the fifth anniversary hereof, and (ii) does not intend to engage in Commercialization Activities thereafter, then Licensor shall have the right to request a license change in exchange for commercially reasonable consideration upon issuance of reasonable written notice to that effect to Licensee (“Section 3.2.3 Notice”). Upon issuance of any Section 3.2.3 Notice hereunder, Licensor and Licensee shall use commercially reasonable efforts to complete an independent Third Party valuation of the requested license change based on then-current facts and circumstances, and negotiate the payment amount and payment terms.
3.3    Payment Terms. All payments to be made by Licensee hereunder will be made in United States Dollars by wire transfer to such bank account as Licensor may designate. All amounts payable to Licensor will be paid within forty-five (45) days after the end of each calendar quarter. Each such payment of Royalty Fees due to Licensor will be accompanied by a written report showing in United States Dollars the amount of Royalty Fees due for such calendar quarter. The report will include the number of units of each Licensed Product on which royalties are owed to Licensor hereunder. If no amount is accrued during any calendar quarter, a written statement to that effect will be furnished. All such reports will be treated as Confidential Information of Licensee.
3.4    Support Services. Licensor shall provide Licensee with support services with respect to the ongoing use by the Licensee and its sub-licensees of the Licensed Intellectual Property (the “Support Services”), including, without limitation, engineering, construction, commissioning, testing, training, operations and maintenance support services on a time and materials basis at an hourly rate of ONE HUNDRED TWENTY-FIVE DOLLARS ($125) per hour plus pre- approved expenses and excluding VAT. Licensor personnel will be made available, with reasonable advanced planning and coordination between the Parties, to communicate with Licensee and/or its sub-licensees as required to provide the Support Services, either off- or onsite as reasonably required. The hourly rate will increase each calendar year at a rate no more than the cost of inflation as determined by the Consumer Price Index (“CPI”). Any maintenance support services provided as part of the Support Services hereunder shall be in a supporting role to Licensee’s personnel and shall be provided at the request and direction of Licensee to assist Licensee in its ongoing operation and maintenance.
Section 4.    Representations and Warranties

4.1    General. Licensor and Licensee hereby each represent and warrant that:
4.1.1.    such Party is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

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4.1.2    such Party has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; the Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms;

4.1.3    the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound;
4.1.4    the Agreement does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

4.1.5    such Party is not aware of any action or petition, pending or otherwise, for bankruptcy or insolvency of it or any of its Affiliates or subsidiaries in any state, country or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party becoming or being declared insolvent, bankrupt or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business; and

4.1.6    such Party is expressly authorized to enter into the Agreement.

4.2    By Licensor. Licensor hereby represents and warrants that:
4.2.1    Licensor is the sole and exclusive owner of the entire right, title, and interest in and to the Licensed Intellectual Property and has the right to grant the licenses granted herein;
4.2.2    except for the license to Licensee, the Licensed Intellectual Property is not subject to any encumbrance, lien, license rights (including any covenant not to sue in respect thereto) or claim of ownership by any Third Party that would interfere with the rights granted under this Agreement;

4.2.3    during the Term, Licensor shall not knowingly and intentionally encumber or diminish the rights granted to Licensee under this Agreement with respect to Licensed Intellectual Property to the extent exclusively licensed to Licensee under this Agreement;
4.2.4    to Licensor’s knowledge, the Licensed Patent Rights are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable law, and the Licensed Patent Rights have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment prior to the Effective Date of this Agreement;
4.2.5    the conception, development, and reduction to practice of the Licensed Intellectual Property existing as of the Effective Date has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party and the Licensed Products and the Licensed Intellectual Property do not infringe, misappropriate or otherwise violate, the intellectual property rights of any Third Party;
4.2.6    each Person who has or has had any rights in or to any Licensed Patent Rights, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patent Rights to Licensor, and Licensor licensed such rights to Licensee, pursuant to this Agreement;
4.2.7    the Licensed Intellectual Property represents all intellectual property owned or controlled by Licensor and any of its Affiliates that is necessary/useful to exploit the Licensed Products;

4.2.8    the Licensed Intellectual Property is sufficient to enable the manufacture of Licensed Products by or on behalf of Licensee; and
4.2.9    the Licensed Intellectual Property, as far as Licensor is aware or should be aware, are not presently subject to any infringement and have not been subject to any infringement by any Third Party.
4.3    Disclaimers. OTHER THAN AS EXPLICITLY STATED IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PRODUCTS AND LICENSED INTELLECTUAL PROPERTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Section 5.    Term and Termination

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5.1    Term. Unless otherwise terminated pursuant to this Agreement, the duration of the license granted under this Agreement shall commence on the Effective Date and continue for so long as there is (a) one or more unexpired Patents in the Licensor Patent Rights, or (b) Licensor Know-How (such period, the “Term”).

5.2    Termination for Cause. Either Party may terminate this Agreement in the event of a material breach of this Agreement by notice to the other Party setting forth the nature of the breach and a description of the facts underlying the breach sufficient to identify the breach. This Agreement shall terminate SIXTY (60) days from the date of receipt of such notice unless the breach is cured to the reasonable satisfaction of the non-breaching Party. Without limiting the generality of the foregoing, Licensee’s failure to pay any amounts due hereunder, shall constitute a material breach of this Agreement and, provided no cure is made within SIXTY (60) days after receipt of written notice by Licensee from Licensor of such breach, Licensor shall have the right to terminate this Agreement for such breach by providing written notice to Licensee. Licensee shall have no right to cease or suspend the payment of any amounts due hereunder during the pendency of any challenge (by Licensee or any Third Party) to the validity or enforceability of one or more of the Licensor Patent Rights.
5.3    Insolvency. If , any time during the Term, a Party (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iv) makes or seeks to make a general assignment for the benefit of creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, the other Party may terminate this Agreement upon written notice to the extent permitted under applicable law.
5.4    Licenses upon Termination for Cause. Upon termination pursuant to Sections 5.2 or 5.3, the licenses granted herein to Licensee, including the right to sublicense, shall become non-exclusive and shall survive termination, but only with respect to (a) sublicenses in existence at the time of such termination, and (b) Licensed Products in existence at the time of such termination, in each case only for so long as Licensor continues to receive all payments required under Section 3.
5.5    Accrued Obligations. Upon termination of this Agreement for any reason, each of Licensor and Licensee shall remain liable for those obligations that accrued prior to the effective date of the termination. Licensee may, for a period of no longer than three (3) years after the effective date of termination, complete and sell any or all Licensed Facilities and Licensed Products that were in the process of construction or manufacture or in inventory on the effective date of the termination.
5.6    Survival. The rights and obligations of the Parties set forth in this Section 5.6 and Section 1 (Definitions), Section 5.4 (Licenses upon Termination for Cause), Section 7 (Indemnification), and Section 10 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.
Section 6.    Developments; Ownership
6.1    Ownership by Licensor. As between the Parties, Licensor shall own all right, title and interest in and to all Licensed Intellectual Property and all Developments thereto, regardless of whether such Developments are made by Licensor, Licensee (including any Related Party), or jointly by the foregoing. If any such ownership interest shall become vested in Licensee by operation of law or otherwise, then Licensee shall assign, and hereby assigns, all such ownership interest to Licensor without further consideration, consistent with this Section 6.1.
6.2    Ownership by Licensee. As between the Parties, Licensee shall own all right, title and interest in and to
(i) all Comstock Background Intellectual Property, (ii) all Developments thereto, and (iii) all Developments that are not Developments to Licensed Intellectual Property.

6.3    Assignments. Licensor and Licensee each shall enter into (or shall have entered into) agreements with their respective employees and representatives providing that, to the extent permitted by applicable law, such employees and representatives shall assign (or be obligated to assign) to the Licensor or Licensee hereto which acts as their employer or applicable contracting party, the ownership and control of all inventions conceived or reduced to practice by such employees and representatives in the course of their employment for, or within the scope of the relevant relationship with, each Party hereto.

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6.4    Sublicense Agreements. Licensee shall cause any sublicense agreements executed between Licensee and any Related Party or Third Party in connection with the Licensor Patent Rights or Licensor Know-How to include substantially similar terms as those contained within this Section 6 in respect of the ownership of any improvements thereunder, such that the ownership of any such improvements to the Licensor Patent Rights and/or Licensor Know-How shall pass to and through Licensee to Licensor.
6.5    Developments are Licensed Intellectual Property. For the avoidance of doubt, any Developments that are owned by Licensor pursuant to Section 6.1, shall be deemed Licensed Intellectual Property and automatically included in Licensor Patent Rights or Licensor Know-How, as applicable.
Section 7.    Confidentiality
7.1    Confidential Information. During the Term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Party that is disclosed by the other Party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted (sub)licensees, permitted assignees and agents, consultants, or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information relating to information developed pursuant to this Agreement to any Person with whom such Party has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with the Party proposing such disclosure on terms no less burdensome than set forth herein. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2    Permitted Disclosures. The confidentiality obligations contained in Section 7.1 shall not apply to the extent that (a) any receiving Party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other Party. In the event that a Recipient is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that any such Recipient will provide the disclosing Party with prompt notice of such request(s) so that disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the applicable Recipient may furnish that portion (and only that portion) of the Confidential Information which the applicable Recipient is legally compelled to disclose and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.
7.3    Licensor’s Confidential Information. As used herein in connection with Licensor’s disclosures to Licensee hereunder, the term Confidential Information shall be additionally construed to mean any information relating to the business or affairs of Licensor which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, Licensor financial statements, customer and potential customer identities, names and qualifications of Licensor employees and suppliers, pricing methodologies and profit margins, competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by Licensor in connection with its business, and the existence and terms of this Agreement.
7.4    Licensee’s Introduced Parties. Until three (3) years after the later to occur of the termination or other expiration of this Agreement, and except in collaboration with or with the prior express written consent of Licensee,

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Licensor shall not, directly or indirectly, (i) enter into any transaction with any parties introduced or identified by Licensee to Licensor (each, an “Introduced Party”) similar to, in competition with, or which otherwise could have the effect of preventing Licensee from receiving the full benefit of, the transactions contemplated by this Agreement; (ii) solicit any Introduced Party to enter into any such transactions; or (iii), induce, solicit, procure, or otherwise encourage its representatives or any third party, or respond to any solicitation from any of the same, to enter into any such transactions. Notwithstanding anything stated herein, neither Licensor, nor any of its successors, assigns, affiliates, officers, directors, employees, agents, or representatives, shall directly or indirectly contact, solicit, and/or engage in discussions, negotiations, agreements, contracts, or other transactions with Introduced Parties without the express written consent of Licensee.
Section 8.    Patents
8.1    Licensor Patent Rights. The rights and obligations of the Parties with respect to the preparation, filing, prosecution, maintenance, and enforcement of Licensor Patent Rights, including Patents for Developments under Section 6.1, are set forth in this Section 8.1.

8.1.1    Patent Prosecution and Maintenance Within the Field of Use. For avoidance of doubt, Licensor shall have the obligation to prepare, file, prosecute, and maintain all Patents that (a) are Controlled by Licensor as of the Effective Date or (b) come into Licensor’s Control during the Term; provided, however, that, notwithstanding anything stated herein to the contrary, Licensee shall have the right to directly control, at its own cost, the preparation, filing, prosecution and maintenance of any or all Patents within the Licensor Patent Rights (including control over whether any Patent(s) are filed on Licensed Intellectual Property), upon provision of prior written notice stating Licensee’s election to do so under this Section 8.1. Upon receipt of such written notice, Licensor shall execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the intent and purpose of this Section 8.1. Licensee shall thereafter give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 8.1 before filing, and shall supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number. Licensee shall give due regard to such comments and adopt them unless unreasonable to do so. Licensor shall reasonably cooperate with Licensee, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 8.1. If Licensee fails to take action in respect of the preparation, filing, prosecution and maintenance of Patents within the Licensor Patent Rights and such that there is imminent risk of loss of rights, Licensor, as its sole and exclusive remedy in any such event, shall be entitled, but not obligated, to assume the sole control, at its sole expense, of such preparation, filing, prosecution and maintenance and shall have such rights as are granted pursuant to this Section 8.1.1 to Licensee prior to its failure to act, which, for avoidance of doubt, shall not be deemed to be a basis for termination hereof.
8.1.2    Notification of Infringement Within the Field of Use and/or Territory. Each Party shall notify the other Party of any substantial and continuing infringement known to such Party of any Licensor Patent Rights in the Field of Use and/or Territory, and shall provide the other Party with the available evidence, if any, of such infringement.

8.1.3    Enforcement of Patent Rights Within the Field of Use. Licensee, at its sole expense, shall, with respect to the Field of Use and/or Territory, have the right to determine the appropriate course of action to enforce Licensor Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensor Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensor Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensor Patent Rights, in each case in Licensee’s own name and, if necessary for standing purposes, in the name of Licensor. All sums recovered upon the final judgment or settlement of any such suit to enforce the Licensor Patent Rights shall belong to Licensee after reimbursement of expenses of Licensee and Licensor related to such suit. If Licensee fails to take action in respect of obvious material infringement to enforce Licensor Patent Rights or otherwise abate the infringement thereof within thirty (30) days’ of the first to occur of (i) Licensee notifying Licensor thereof or (ii) receiving notice of infringement from Licensor, Licensor shall be entitled, but not obligated, to assume the sole control, at its sole expense, of the enforcement of Licensor Patent Rights and shall have such rights as are granted pursuant to this Section 8.1.3 to Licensee prior to its failure to act. Any recovery following assertion of control of actions in pursuit of infringers by Licensor shall be retained by Licensor.

8.1.4    Cooperation. In any suit to enforce and/or defend the Licensor Patent Rights pursuant to this Section 8, the Parties shall reasonably cooperate and testify when requested by each other and make available relevant records, papers, information, samples, specimens, and the like.

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8.1.5    Patents Applicable outside Field of Use. To the extent that any of the Licensed Patent Rights also find applicability outside the Field of Use and Licensor is obligated to provide a Third Party with rights in conflict with those provided to Licensee under this Section 8.1, the Parties shall make good faith efforts to negotiate a mutually beneficial resolution.
8.1.6    No Transfer of Ownership. For the avoidance of doubt, nothing in this Section 8.1 shall be construed as transferring from Licensor to Licensee any ownership rights in Patents within the Licensor Patent Rights.
Section 9.    Indemnification
9.1    Licensor Indemnification. Licensor will indemnify, defend and hold harmless Licensee and its Affiliates and each of Licensee’s and its Affiliates respective officers, directors, employees, agents, successors, and assigns (the “Licensee Indemnitees”) against all Losses arising out of or resulting from any third party claim, suit, action, or other proceeding related to or arising out of or resulting from: (a) Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement; (b) the fraud, willful misconduct or grossly negligent acts of Licensor or any of its Affiliates in the performance of this Agreement; and (c) any violation of applicable Laws by any Licensor Indemnitee in connection with the performance of this Agreement; excluding, in each case ((a), (b), and (c)), any damages or other amounts for which Licensee has an obligation to indemnify any Licensor Indemnitee pursuant to Section 9.2.
9.2    Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (the “Licensor Indemnitees”) against all Losses arising out of or resulting from any third party claim, suit, action, or other proceeding related to or arising out of or resulting from (a) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, or (b) use by Licensee or its Sublicensee or any of the foregoing Persons’ respective transferees of Licensed Intellectual Property, (c) any use, sale, transfer, or other disposition by Licensee or its Sublicensee or any of the foregoing Persons’ respective transferees of Licensed Products or any other products made by use of Licensed Intellectual Property, (d) the fraud, willful misconduct or grossly negligent acts of Licensee or any of its Affiliates in the performance of this Agreement, or (e) any violation of applicable Law by any Licensee Indemnitee in connection with the performance of this Agreement; excluding, in each case ((a), (b), (c), (d) and (e), any damages or other amounts for which Licensor has an obligation to indemnify any Licensee Indemnitee pursuant to Section 9.1.
9.3    Indemnification Procedure. The Party claiming indemnity under this Section 9 (the “Indemnified Party”) Licensor shall promptly notify the Party from whom indemnity is being sought (the “Indemnifying Party”) in writing after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (the “Action”) and cooperate with the Indemnifying Party at Indemnifying Party’s sole cost and expense. Indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the Indemnified Party to handle and defend the Action, at Indemnifying Party’s sole cost and expense. Indemnifying Party shall not settle any Action in a manner that adversely affects the rights of Indemnified Party or its Affiliates without Indemnified Party’s or its Affiliates’, respectively, prior written consent, which consent may not be unreasonably withheld, conditioned, or delayed. Indemnified Party’s or its Affiliates’ failure to perform any obligations under this Section will not relieve Indemnifying Party of its obligation under Error! Bookmark not defined. except to the extent Indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. Indemnified Party and its Affiliates may participate in and observe the proceedings at their own cost and expense with counsel of their own choosing.
9.4    Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION XX IS INTENDED TO OR WILL LIMIT OR RESTRICT (a) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9, (b) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR (c) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7.

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Section 10.    Miscellaneous

10.1    Notices. Unless otherwise set forth in this Agreement, any notice required or permitted to be given by any Party herein to another Party shall be sent by facsimile or mailed by a recognized courier service such as Federal Express and addressed as follows or addressed to the other Party at such other address as such Party shall hereafter furnish to the other Parties in writing.
10.2    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Nevada, U.S.A. without regard to its otherwise applicable conflicts of laws rules. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement, after application of this section, shall be subject to the exclusive jurisdiction and venue of the state and federal courts in Nevada. The parties submit to the exclusive jurisdiction of these courts for the purpose of any such action or proceeding, and this submission cannot be revoked. The parties understand that they are surrendering the right to bring litigation against one another outside the state of Nevada.
10.3    Specific Performance. The Parties hereto recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If specific performance is elected as a remedy hereunder, such remedy shall be in addition to any other remedies available at law or equity.
10.4    Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of this Agreement.

10.5    Waiver. All waivers of any rights or breach hereunder must be in writing to be effective, and no failure to enforce any right or provision shall be deemed to be a waiver of the same or other right or provision on that or any other occasion.
10.6    Further Assurances. The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

10.7    Succession. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.
10.8    Entire Agreement. This Agreement constitutes the entire agreement of the Parties, and supersedes any prior or contemporaneous agreements between the Parties, with respect to the subject of this Agreement. The Parties will be bound only by a writing that memorializes this Agreement and which is signed by an authorized representative of each Party.
10.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.10    Force Majeure. A Party will not be in default by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any circumstance or cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning.
10.11    Licenses of Intellectual Property; Embodiments of Intellectual Property. All rights and licenses granted under or pursuant to this Agreement directly or indirectly to Licensee are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11 being the “Bankruptcy Code”), licensees of “intellectual property” and rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. Each Party hereby acknowledges that the Licensed Intellectual Property, including tangible or electronic embodiments thereof, constitute embodiments of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and Licensor (on behalf of itself and its Affiliates) hereby grants to Licensee a right of access and right to obtain possession of and to benefit from such embodiments prior to and in the event of any Rejection of this Agreement in any case or proceeding under the Bankruptcy Code. Licensor (on behalf of itself and its Affiliates) agrees not to interfere with Licensee’s exercise, pursuant to Section 365(n) of the Bankruptcy Code, of rights and licenses to intellectual property

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licensed hereunder and embodiments thereof and agrees to use reasonable efforts, at the others expense, to assist the other to obtain such intellectual property and embodiments thereof in the possession or control of third parties as reasonably necessary for the other to exercise, pursuant to Section 365(n) of the Bankruptcy Code, such rights and licenses. All of the rights of Licensee will be deemed to exist prior to and immediately before the occurrence of any bankruptcy case in which Licensor is a debtor. The Parties hereto agree that Licensee, as licensee of rights granted in this Agreement, shall retain and may fully exercise all their rights and remedies and elections under the Bankruptcy Code. The Parties hereto further agree that, in the event that any case or proceeding shall be instituted by or against Licensor or its Affiliates seeking to adjudicate Licensor or its Affiliates as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, Licensee shall have the right to retain and enforce their rights under this Agreement. Without limiting the foregoing, the Parties acknowledge that the rights, licenses and releases granted pursuant to this Agreement, to the maximum extent permitted by law, will not be affected by the Rejection of this Agreement, and will continue subject to the terms and conditions of this Agreement. In the event that this Agreement is intended to be rejected or deemed rejected under the Bankruptcy Code (a “Rejection”), the debtor Party will provide not less than twenty-one (21) days’ prior written notice of its intention to reject to the non-debtor Party. To the extent any rights under this Agreement are determined by a bankruptcy court not to be “intellectual property” rights for purposes of Section 365(n) of the Bankruptcy Code, all of such rights will nonetheless remain vested in and fully retained by the non-debtor Party after any such Rejection.
10.12    Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

10.13    Assignment. Neither Party may assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent the other Party may not unreasonably withhold, condition, or delay, except that a Party may make such an assignment without the other Party’s consent to (a) an Affiliate (so long as such entity remains an Affiliate and provided that such Party shall remain responsible for the performance of, and remain primarily liable under, this Agreement notwithstanding such assignment) or (b) to a successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. The assigning Party shall give written notice to the other Party promptly (and in any event within ten (10) days) following any such assignment or transfer. Any permitted assignee of rights or obligations hereunder will, in a writing to the non-assigning Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). No delegation or other transfer will relieve a Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this section is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

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IN WITNESS WHEREOF the Parties have duly executed, or caused their duly authorized representative, to execute this License Agreement.

COMSTOCK FUELS CORPORATION

By:     /s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title:     Executive Chairman and Chief Executive Officer

RENFUEL K2B AB
By:    /s/ Sven Lochen
Name: Sven Lochen
Title:     Chief Executive Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT]

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SCHEDULE A
COMSTOCK’S BACKGROUND INTELLECTUAL PROPERTY

[Information has been omitted from the filed version of the exhibit]

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SCHEDULE B
Licensed Intellectual Property

[Information has been omitted from the filed version of the exhibit]

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SCHEDULE C
Royalty Fees

[Information has been omitted from the filed version of the exhibit]

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